Exhibit 3.1

UDR, INC.

ARTICLES OF AMENDMENT

UDR, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation (the “Charter”) is hereby amended as follows:

Section 5.1 of the Charter is hereby deleted in its entirety and replaced with:

Section 5.1   Authorized Shares.  The Corporation shall have the authority to issue 450,000,000 shares of Common Stock having a par value of $0.01 per share (“Common Stock”), 50,000,000 shares of preferred stock without par value (“Preferred Stock”) and 300,000,000 shares of Excess Stock having a par value of $0.01 per share.  The aggregate par value of all authorized shares of stock having a par value is $7,500,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 5.2(b) or 5.3, the number of shares of the former class shall be automatically decreased and the number of shares of the later class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of shares of all classes that the Corporation has authority to issue shall not be more than the total number of shares set forth in the first sentence of this Article V.  To the extent permitted by Maryland law, the Board of Directors (“Board”), with the approval of a majority of the entire Board and without any action by the stockholders, may amend this Charter from time to time to (a) increase or decrease the aggregate number of shares of stock of the Corporation, (b) increase or decrease the number of shares of any class or series that the Corporation has the authority to issue, or (c) classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares.

SECOND:

(a)	As of immediately before the amendment the total number of shares of stock of all classes which the Corporation had authority to issue was 700,000,000 shares, of which 350,000,000 shares were Common Stock having a par value of $0.01 per share, 50,000,000 were Preferred Stock without par value, and 300,000,000 shares were Excess Stock having a par value of $0.01 per share.

(b)	As amended the total number of shares of stock of all classes which the Corporation has authority to issue is 800,000,000, of which 450,000,000 shares are Common Stock having a par value of $0.01 per share, 50,000,000 are Preferred Stock without par value, and 300,000,000 are Excess Stock having a par value of $0.01 per share.

(c)	The aggregate par value of all shares having a par value is $6,500,000 before the amendment and $7,500,000 as amended.

(d)	The shares of stock of the Corporation are divided into classes, but the descriptions of each class of stock of the Corporation are not changed by the amendment.

THIRD: The foregoing amendment to the Charter has been approved by a majority of the entire Board of Directors of the Corporation, and the amendment is limited to changes expressly authorized by the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The undersigned Senior Vice President – Chief Financial Officer of the Corporation and the undersigned Senior Vice President – General Counsel and Assistant Secretary of the Corporation, acknowledge these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President – Chief Financial Officer of the Corporation, and the undersigned Senior Vice President – General Counsel and Assistant Secretary of the Corporation, acknowledge that to the best of their knowledge, information and belief, these matters and facts are true in all material respects and this statement is made under the penalties of perjury.

IN WITHNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President – Chief Financial Officer and attested to by its Senior Vice President – General Counsel and Assistant Secretary on this 27th day of July, 2021.

UDR, INC., a Maryland corporation

		By:	/s/ Joseph D. Fisher
Joseph D. Fisher
Senior Vice President – Chief
Financial Officer

Attest: July 27, 2021

By:	/s/ David G. Thatcher
David G. Thatcher
Senior Vice President – General Counsel and
Assistant Secretary